EXHIBIT 3.2.3

                                                                 FILED # C346-96
                                                                     APR 08 2002
                                                                IN THE OFFICE OF
                                                                 /s/ Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE





                                 CERTIFICATE OF

                                AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                              GENIUS PRODUCTS, INC.


         Genius Products, Inc., a corporation duly organized and existing under the laws of the State of Nevada, by its President and Secretary, does hereby certify as follows:

1.       The name of this corporation is Genius Products, Inc. (the
         "Corporation").

2. The Articles of Incorporation, as previously amended, are hereby further amended by replacing Article Fourth in its entirety to read as follows:

                           FOURTH: The aggregate number of shares the
                  Corporation shall have authority to issue shall be Twenty-five Million (25,000,000) shares of common stock, par value $.001 per share, each share of common stock having equal rights and preferences, voting privileges and preferences.

3. The above described amendment was approved pursuant to a unanimous resolution of the Board of Directors without a meeting on April 25, 2001, which resolution called for a meeting of the stockholders to consider and vote upon the proposed amendment.

         The Annual Meeting of the stockholders of the Corporation was held on July 27, 2001, pursuant to written notice sent to all stockholders entitled to vote at the meeting, which notice described the amendment to the Articles of Incorporation, as previously amended, as set forth herein. The number of shares outstanding and entitled to vote at the meeting totaled 3,825,152. The number of shares represented at the meeting either in person or by proxy totaled 3,717,089 shares which represents approximately 97% of the shares entitled to vote at the meeting. The above amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



                       THE NEXT PAGE IS THE SIGNATURE PAGE
                THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

         IN WITNESS WHEREOF, the said Corporation, has caused its corporate name to be subscribed by its Chief Executive Officer and by its Secretary, who hereby verify that the statements contained in the foregoing Certificate of Amendment are true and correct to the best of their knowledge and belief this 8th day of April, 2002.

                                                  Genius Products, Inc.

                                                  /S/ KLAUS MOELLER
                                                  ------------------------------
                                                  Klaus Moeller,
                                                  Chief Executive Officer


                                                  /S/ MICHAEL MEADER
                                                  ------------------------------
                                                  Michael Meader, Secretary